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EXHIBIT 10.2

SUPPLEMENTAL PENSION AGREEMENT

        SUPPLEMENTAL PENSION AGREEMENT (the "Agreement") dated September 5, 1997, by and between Danversbank, a Massachusetts corporation (the "Company"), and L. Mark Panella (the "Employee") is hereby amended this            day of                        , 2006.

W I T N E S S E T H:

        WHEREAS, the Employee is employed by the Company and is rendering valuable services to the Company; and

        WHEREAS, the Company has entered into this Agreement to induce the Employee to continue his service to the Company until retirement by providing a supplemental pension to him upon his termination of employment from the Company after attaining at least age 65, or after attaining age 60 and completing at least 15 years of employment with the Company;

        WHEREAS, the Employee and the Company wish to amend this Agreement to reflect the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") to be effective as of January 1, 2005.

        NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereto agree as follows:

        1.    Employment; Current Compensation.    The Company may, but is not required to, employ the Employee, and the Employee may, but is not required to, serve the Company as an employee, devoting his normal working time to the business and affairs of the Company in such position as the Company may from time to time assign. Nothing contained in this Agreement shall be deemed to give the Employee the right to be retained in the employment of the Company or to diminish the right of the Company to discharge the Employee at any time, nor shall this Agreement be deemed to give the Company the right to require the Employee to remain in its employ, nor shall it interfere with the Employee's right to terminate his employment at any time. The Company shall pay to the Employee during the period of his employment such regular salary, bonuses and fringe benefits in such amounts as shall be mutually agreed upon from time to time by the Company and the Employee.

        2.    Supplemental Pension.    As additional deferred compensation for his services, the Company shall pay to the Employee the following amounts:

          (a)   If the Employee shall remain in the employment of the Company until his Normal Retirement Date, then in such event, he shall be entitled to receive a supplemental pension benefit, commencing on the first day of the month following his termination of employment on or after his Normal Retirement Date and continuing for 216 months, in the monthly amount specified in Schedule 2(a) hereto. If the Employee shall die after his Normal Retirement Date but prior to receiving 216 such monthly payments, payments shall be continued to the Beneficiary of the Employee until a total of 216 monthly payments have been made. The monthly amount of such supplemental pension may be increased as provided in Schedule 2(a).

          (b)   If the Employee shall terminate employment on or after his Early Retirement Date but prior to his Normal Retirement Date, then in such event he shall be entitled to receive a supplemental pension benefit, commencing on the first day of the month following his termination of employment after such Early Retirement Date and continuing for 216 months, in a monthly amount equal to the amount of monthly supplemental pension specified in Schedule 2(a) multiplied by a fraction the numerator of which is the number of full months of Employment the Employee has worked for the Company from the date of this Agreement until his termination of Employment, and the denominator of which is the number of full months of Employment the Employee would have worked for the Company from the date of this Agreement until his Normal Retirement Date. If the Employee should die after his Early Retirement Date but prior to receiving 216 such monthly payments, payments shall be continued to the Beneficiary of the Employee until a total of 216 monthly payments have been made.

          (c)   Notwithstanding Sections 2(a) and 2(b) above, the Employee may elect to receive the supplemental pension otherwise payable in 216 installments as provided in Section 2(a) or Section 2(b) above, in a single lump sum payment or in 60 or 120 monthly installments following his termination of Employment (with such lump sum payment or continuation of such installment payments to the Beneficiary in the event the Employee dies after his Early Retirement Date or Normal Retirement Date but prior to receiving such lump sum payment or all such installment payments). If the Employee elects to receive a lump sum payment or 60 or 120 monthly installments in lieu of 216 monthly installments, the amount of such lump sum payment or 60 or 120 monthly installments shall be the applicable amount specified in Schedule 2(c) hereto. Such election may be made in writing filed with the Company prior to or during 2006 without restriction. Beginning in 2007, the Employee may change his distribution election by submitting a new written election to the Company, provided that (i) such new election must be submitted at least one year prior to his benefit commencement date, (ii) such new election cannot take effect for at least 12 months, and (iii) the new benefit commencement date must be delayed by at least five (5) years from the original benefit commencement date.

          (d)   For purposes of this Agreement, the following terms shall have the meanings indicated:

        "Normal Retirement Date" shall mean the date of the Employee's 65th birthday.

        "Early Retirement Date" shall mean the date the Employee has both (i) attained at least age 60, and (ii) completed at least 15 years of Employment.

        "Beneficiary" shall mean the Beneficiary designated in a writing executed by the Employee and delivered to the Company prior to the Employee's death to receive any death benefits payable pursuant to Section 2(a) or Section 2(b) or Section 2(c) of this Agreement following the Employee's death, or if no such designation has been made or if no designated Beneficiary survives the Employee, the Beneficiary shall be the Employee's estate. The Employee may designate a Beneficiary or change any prior designation of Beneficiary by filing with the Company a written designation of Beneficiary signed by him on a form acceptable to the Company and received by the Company prior to the death of the Employee. The last such designation filed with the Company shall revoke all previously filed designations and shall govern the designation of Beneficiary.

        "Employment" shall include all of the Employee's years and months of continuous full-time employment with the Company, commencing as of his date of hire and ending as of his date of termination of full-time employment. The Employee's Employment shall not terminate because of, and his Employment shall include, periods of absence due to sickness or disability (not to exceed six months), leave of absence specifically granted by the Company's Board of Directors, and periods of military duty during which the Employee's reemployment rights are guaranteed by law.

          (e)   In the event the Employee is a "specified employee" within the meaning of Section 409A of the Code at the time of his separation from service, then, notwithstanding anything to the contrary in the foregoing, no benefit shall be payable to the Employee until the earlier of (i) six (6) months and a day after the Employee's separation from service, or (ii) the Employee's death. Any monthly payments that would have been made after the Employee's separation from service but for the operation of this Section 2(e) shall be made in a lump sum on the date provided in this Section 2(e).

        3.    Termination of Employment Prior to Retirement.    Any other provision hereof notwithstanding, in the event that the Employee's Employment shall terminate for any reason (other than by reason of his total and permanent disability as provided in Section 4 hereof) prior to his Normal Retirement Date or Early Retirement Date, this Agreement shall thereupon terminate, and neither the Employee nor his heirs, assigns or beneficiaries have any rights to any supplemental pension or any other payment or benefit under this Agreement.

        4.    Total and Permanent Disability.    In the event that during the term of this Agreement the Employee shall become totally and permanently disabled (as hereinafter defined), the Employee shall nevertheless be deemed to continue in Employment with the Company for purposes of this Agreement and this Agreement shall continue in effect until the earliest to occur of (1) the Employee's death, (2) the Employee's Early Retirement Date (but only if the Employee became totally and permanently disabled prior to his Early Retirement Date), (3) the Employee's Normal Retirement Date, or (4) the Employee's ceasing to be totally and permanently disabled. If the Employee shall become totally and permanently disabled prior to his Early Retirement Date, he shall be deemed to continue in Employment for purposes of this Agreement until his Early Retirement Date, at which time he shall be deemed to have terminated Employment and he shall thereupon be entitled to receive the supplemental pension payable in accordance with Section 2(b), subject to the Employee's election of an optional method of payment in accordance with Section 2(c). If the Employee shall become totally and permanently disabled after his Early Retirement Date, he shall be deemed to continue in Employment for purposes of this Agreement until his Normal Retirement Date; upon any such termination of Employment for purposes of this Agreement, the Employee shall be entitled to receive the supplemental pension payable in accordance with Section 2(a), subject to the Employee's election of an optional method of payment in accordance with Section 2(c). For purposes of this Agreement, the Employee shall be "totally and permanently disabled" if and only for so long as he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or he is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under a long-term disability plan or policy of the Company.

        5.    Forfeiture for Cause.    Sections 2 and 4 of this Agreement notwithstanding, all rights to a supplemental pension shall be forfeited by the Employee if the Company shall have terminated the Employee's Employment because of, or if following termination of Employment the Employee shall have engaged in, one or more of the following:

          (a)   Negligent or intentional failure to perform his duties in a manner theretofore deemed acceptable;

          (b)   Failure to act in a manner which the Employee believes in good faith to be in the Company's best interests;

          (c)   The Employee's having been convicted or having pleaded guilty or nolo contendere to a felony or misdemeanor involving moral turpitude;

          (d)   Fraud or embezzlement with respect to funds of the Company;

          (e)   Rendering services for an organization or engaging directly or indirectly in any business which in the judgment of the Board of Directors of the Company is or becomes competitive with the Company or which organization or the rendering of services to such organization is or becomes prejudicial to or in conflict with the interests of the Company;

          (f)    Without the prior written authorization of the Company, disclosure to anyone outside the Company or use other than in the Company's business, any confidential information or material relating to the business of the Company, acquired by the Employee either during or after Employment with the Company.

Provided, however, that the Employee shall be provided with at least 30 days to remedy, if possible, any such cause alleged by the Company before forfeiture of the Employee's rights to the supplemental pension shall be effective.

        Upon receiving payment of the supplemental pension as provided in Section 2 or Section 4, the Employee shall certify in a manner acceptable to the Company that he is in compliance with the terms of clauses (a) through (f) above. Failure of the Employee to comply with the provisions of clauses (a) through (f) prior to or during the 12 months after any payment of the supplemental pension shall cause such payment to be rescinded. The Company shall notify the Employee in writing of any such rescission within two years after such payment. Within ten days after receiving a notice of rescission from the Company, the Employee shall pay to the Company in cash the amount of the payment previously received.

        6.    No Funding; No Trust Created.    Nothing contained in this Agreement and no action taken pursuant hereto shall create or be construed to create a trust of any kind. The Company shall not be obligated to establish any separate fund, account or reserve with respect to any supplemental pension, and all such payments required hereunder shall be made solely from the general assets of the Company. To the extent any person acquires a right to receive any payments under this Agreement, such rights shall be no greater than the rights of any unsecured general creditor of the Company.

        Although the Company is not obligated to invest in any specific fund or asset, the Company may, in its sole discretion, elect to purchase assets as a means for making, offsetting or contributing in whole or in part to the payments which may become due and payable by the Company under this Agreement. If the Company shall elect to purchase any such assets, the Company shall be the sole owner thereof with all incidents of ownership therein, and the Employee shall have no interest whatsoever in such assets and shall exercise none of the incidents of ownership thereof.

        7.    Effect on Other Benefit Plans; Tax Matters.    Nothing contained in this Agreement shall preclude the Employee, to the extent he is otherwise eligible, from participation in all group insurance, pension, profit sharing, severance pay, or other fringe benefit plans or programs which the Company may in its sole and absolute discretion make available to its employees, but the Company shall not be required to establish, or maintain or continue any such plan or program. Any supplemental pension promised to the Employee under this Agreement shall not be deemed salary or other compensation to the Employee for the purpose of computing contributions to or the benefits which he may be entitled to receive under any other employee benefit plan or program of the Company unless such plan or program shall specifically include the supplemental pension in the computation of contributions or benefits thereunder.

        The amount of supplemental pension promised to the Employee hereunder shall not be included in the Employee's taxable income for federal income tax purposes prior to the year in which such supplemental pension is actually paid, but part or all such amounts may be included in his income subject to Social Security, Medicare and any other applicable taxes for a year when such amounts become nonforfeitable by the Employee. The Company shall report and/or withhold applicable taxes if the Company, upon advice of counsel, deems such reporting or withholding necessary in order to comply with applicable laws. Payments of supplemental pension pursuant to Section 2 shall be reduced by applicable payroll and withholding taxes.

        8.    Benefits Not Assignable.    Neither the Employee, nor his designated Beneficiary, nor any other Beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder. No such amounts shall be subject to seizure by any creditor of the Employee or any such Beneficiary by a proceeding at law or in equity and such amounts shall not be transferable by operation of law in the event of bankruptcy, insolvency or death of the Employee or any Beneficiary hereunder. Any such attempted assignment or transfer shall be void and of no force or effect.

        9.    Fiduciary Provisions; Claims Procedure.

          (a)   The Company is hereby designated as the named fiduciary under this Agreement. The named fiduciary shall have authority to control and manage the operation and administration of this Agreement, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Agreement.

          (b)   The Company shall make all determinations concerning rights to benefits under this Agreement. Any decision by the Company denying a claim by the Employee or his Beneficiary for benefits under this Agreement shall be stated in writing and delivered or mailed to the Employee or such Beneficiary. Such decision shall set forth the specific reasons for the denial, written in a manner that may be understood without legal or actuarial counsel. In addition, the Company shall afford a reasonable opportunity to the Employee or such Beneficiary for a full and fair review of the decision denying such claim.

        10.    Binding Obligation.    The Company agrees that it will not merge or consolidate into or with another corporation or sell substantially all of its assets to another corporation, firm or person unless such corporation, firm or person expressly agrees in writing to assume and discharge the duties and obligations of the Company under this Agreement.

        11.    Severability.    If any provision or part of a provision of this Agreement is finally declared to be invalid by any tribunal of competent jurisdiction, such part shall be deemed automatically adjusted, if possible, to conform to the requirements for validity, but, if such adjustment is not possible, it shall be deemed deleted from this Agreement as though it had never been included herein. In either case, the balance of any such provision and of this Agreement shall remain in full force and effect.

        12.    Termination; Amendments.    This Agreement may be terminated at any time upon mutual agreement of the parties in writing. This Agreement may not be amended orally, but only by agreement in writing signed by or on behalf of both of the parties. Benefits payable to the Employee under this Agreement shall not be accelerated as a result of the termination of this Agreement except to the extent permitted by Section 409A of the Code.

        13.    Successors.    This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and to the Employee, his Beneficiary, heirs, executors, administrators and legal representatives.

        14.    Governing Law.    This Agreement, and the rights of the parties hereunder, shall be governed by and construed according to the laws of the United States of America insofar as they may be applicable and otherwise according to the laws of the Commonwealth of Massachusetts.

        IN WITNESS WHEREOF, the parties have executed this Agreement, in duplicate, as of the day and year first above written.

ATTEST:	DANVERSBANK
By:
Title:
EMPLOYEE
L. Mark Panella

SCHEDULE 2(a)

Supplemental Pension and Normal Retirement Date

        The monthly amount of supplemental pension payable in accordance with Section 2(a) of the Agreement shall be seven thousand four hundred sixty three dollars ($7,463). Notwithstanding anything in the Agreement that may suggest otherwise, such amount may not be increased or decreased (except by mutual agreement of the Company and the Employee in accordance with Section 12 of the Agreement).

SCHEDULE 2(c)

Optional Forms of Payment

        The Employee may elect to receive the supplemental pension otherwise payable in two hundred sixteen (216) installments as provided in Section 2(a) in a lump sum or in sixty (60) or one hundred twenty (120) monthly installments as provided in Section 2(c). The amount of each payment under these optional forms of payment shall be the actuarial equivalent of the supplemental pension otherwise payable in two hundred sixteen (216) installments as provided in Section 2(a), to be calculated by the Company using such actuarial factors as the Company determines are appropriate in its reasonable discretion.

        If payment is made pursuant to Section 2(b), the amount of each optional form of payment shall be reduced as provided in Section 2(b) based on the Employee's full months of Employment from the date of the Agreement to his termination of Employment.

        Actuarial equivalence shall be calculated using an interest rate of 6 percent and the mortality table prescribed by Section 417(e) of the Code for qualified retirement plans.

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SUPPLEMENTAL PENSION AGREEMENT
SCHEDULE 2(a) Supplemental Pension and Normal Retirement Date
SCHEDULE 2(c) Optional Forms of Payment